                                 EXHIBIT 28.3

NEWS RELEASE



                                                    For further information:
                                                    Chuck Mulloy
                                                    (408) 749-5481

                 ADVANCED MICRO DEVICES  RESTATES 1994 RESULTS
                       TO REFLECT LITIGATION SETTLEMENT

     SUNNYVALE, CA ... January 12, 1995 ... Advanced Micro Devices (AMD) today announced that as a result of the AMD and Intel litigation settlement as required for financial reporting purposes, AMD recorded a $58 million charge in its fourth quarter of 1994 and revised its previously released 1994 results. Net income for the quarter and the year end was reduced by $ 35,877,000 from the originally reported amounts because of the tax benefit of the settlement and an accrual previously recorded in the fourth quarter.

     Even after the restatement AMD still achieved record sales, operating income and net income for 1994. The settlement will have no financial impact on 1995 operating results or financial condition.

     Advanced Micro Devices, Inc., is the fifth-largest U.S. manufacturer of integrated circuits. Focusing on the personal and networked computing and communications markets, AMD produces microprocessors and related peripherals, memories, programmable logic devices and circuits for telecommunications and networking applications. AMD has sales offices worldwide and has manufacturing facilities in Sunnyvale, California; Austin, Texas; Bangkok, Thailand; Penang, Malaysia; Singapore; Aizu-Wakamatsu, Japan and Basingstoke, England.

                                      ###

Advanced Micro Devices, Inc.
CONSOLIDATED BALANCE SHEETS
(Thousands)

                                                     (Revised)*
                                                    December 25,          December 26,
                                                        1994                  1993
                                                     (Audited)             (Audited)
- - ---------------------------------------------------------------------------------------

ASSETS

- - ---------------------------------------------------------------------------------------

Current assets:
   Cash and temporary cash investments             $     377,854         $     488,198
   Accounts receivable, net                              337,107               263,617
   Inventories                                           128,690               104,050
   Prepaid expenses and other current assets              44,293                30,399
   Deferred income taxes                                  98,675                77,922

- - ---------------------------------------------------------------------------------------

         Total current assets                            986,619               964,186

   Other assets                                           70,284                58,633
   Property, plant, and equipment, net                 1,264,211               904,326
   Investment in joint venture                           124,588                 2,086

- - ---------------------------------------------------------------------------------------
                                                   $   2,445,702         $   1,929,231
=======================================================================================

Liabilities and Shareholders' Equity

- - ---------------------------------------------------------------------------------------

Current liabilities:
   Notes payable to banks                          $      32,459         $      30,994
   Accounts payable                                      149,122               127,151
   Accrued compensation and benefits                     104,526                81,860
   Other accrued liabilities                             140,570                83,982
   Income tax payable                                     53,795                34,991
   Deferred income on shipments to distributors           83,800                74,436
   Long-term debt and capital lease obligations
     due within one year                                  27,895                21,205
- - ---------------------------------------------------------------------------------------

         Total current liabilities                       592,167               454,619

Deferred income taxes                                     42,518                42,837
Long-term debt and capital lease obligations due
  after one year                                          75,752                79,504

Shareholders' equity:
   Capital stock:
      Serial preferred stock, par value                       34                    35
      Common stock, par value                                956                   926
   Capital in excess of par value                        698,673               619,733
   Retained earnings                                   1,035,602               731,577

- - ---------------------------------------------------------------------------------------

         Total shareholders' equity                    1,735,265             1,352,271

- - ---------------------------------------------------------------------------------------
                                                   $   2,445,702         $   1,929,231
=======================================================================================

* Revised from previously released financial information as a result of a negotiated settlement with Intel Corporation.

Advanced Micro Devices, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands except per share amounts)


                                               Quarter Ended                  Year Ended
                                                (Unaudited)                   (Audited)
- - --------------------------------------------------------------------------------------------------
                                      Dec. 25,    Sept. 25,  Dec. 26,    Dec. 25,     Dec. 26,
                                        1994         1994      1993        1994         1993
                                     (Revised)*                         (Revised)*
- - --------------------------------------------------------------------------------------------------
NET SALES                           $    545,168  $  543,114  $413,404  $2,134,659  $   1,648,280

Cost of sales                            263,837     252,409   208,552     982,306        789,564
Research and development                  76,115      67,759    66,747     279,984        262,802
Marketing, general, and                   87,236      87,369    83,148     359,230        290,861
   administrative

- - --------------------------------------------------------------------------------------------------
                                         427,188     407,537   358,447   1,621,520      1,343,227

- - --------------------------------------------------------------------------------------------------

Operating income                         117,980     135,577    54,957     513,139        305,053

Litigation settlement                    (58,000)          -         -     (58,000)             -
Interest income and other, net             5,317         394     4,647      16,259         16,490
Interest expense                              (1)       (205)   (1,391)     (1,844)        (2,910)

- - --------------------------------------------------------------------------------------------------

Income before income taxes and
   equity in joint venture                65,296     135,766    58,213     469,554        318,633
Provision for income taxes                21,548      44,803    16,300     153,703         89,218

- - --------------------------------------------------------------------------------------------------

Income before equity in
   joint venture                          43,748      90,963    41,913     315,851        229,415

Equity in net income (loss) of
   joint venture                          (2,989)     (4,277)     (274)    (10,585)          (634)

- - --------------------------------------------------------------------------------------------------

NET INCOME                                40,759      86,686    41,639     305,266        228,781

Preferred stock dividends                  2,588       2,587     2,588      10,350         10,350

- - --------------------------------------------------------------------------------------------------

NET INCOME APPLICABLE
   TO COMMON SHAREHOLDERS           $     38,171  $   84,099  $ 39,051  $  294,916  $     218,431

- - --------------------------------------------------------------------------------------------------

NET INCOME PER COMMON SHARE
 - Primary                                 $0.39       $0.86     $0.41       $3.02          $2.30
 - Fully diluted                           $0.39       $0.83     $0.41       $2.92          $2.24

- - --------------------------------------------------------------------------------------------------

Shares used in per share calculation
 - Primary                                98,636      97,778    95,895      97,510         95,108
 - Fully diluted                         105,490     104,872   102,751     104,570        102,063

- - --------------------------------------------------------------------------------------------------

* Revised from previously released financial information as a result of a negotiated settlement with Intel Corporation.